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                                                                    EXHIBIT 99.1

                  VENTURE SEISMIC LTD. COMPLETES ACQUISITION OF
                            CONTINENTAL HOLDINGS LTD.


CALGARY, ALBERTA, JULY 30, 1998 - VENTURE SEISMIC LTD. (NASDAQ NMS: VSEIF) announced today the completion of the acquisition (the "Acquisition") of all of the outstanding shares of Continental Holdings Ltd. ("Continental") on July 29, 1998. Pursuant to the terms of the Acquisition, the Continental shareholders received an aggregate of 2,080,000 Common Shares of Venture Seismic Ltd. ("Venture"), approximately 31% of Venture outstanding common shares, payments in cash of an aggregate of $0.5 million, and negotiable promissory notes in the aggregate principal amount of $1.0 million, due on or before January 1, 1999. The purchase agreement does not provide for the registration of the Common Shares. The Acquisition was previously approved by the shareholders of Venture on July 20, 1998. In connection with the Acquisition, Mr. Leslie Stinn, a principal shareholder of Continental, was elected as a director of Venture, and Continental entered into three year employment agreements with each of Mr. Stinn and Mr. Self, another principal shareholder of Continental. In addition, Continental closed a financing agreement with a third party for a term loan of approximately $3.1 million, the net proceeds of which will be used to fund a portion of the cost of equipping the second marine vessel, the Pacific Titan. In connection with the financing, Venture has agreed to act as guarantor.

With the acquisition of Continental, Venture will combine its existing data acquisition services for land and wetlands seismic data with the marine seismic acquisition capabilities of Continental. Brian Kozun, Venture's President and CEO commented, "The Continental acquisition provides us with an experienced management team which will focus on expanding its existing customer base through the operation of a second marine seismic vessel scheduled for deployment in September 1998."

VENTURE SEISMIC LTD. is traded on the Nasdaq National Market and is engaged primarily in the acquisition of land, wetlands and marine seismic data for use in the exploration for and development and field management of oil and gas reserves. The Company acquires seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. In addition to the acquisition of Continental, Venture's other subsidiaries include Boone Geophysical, Inc., a Texas based company engaged in the acquisition of land and wetlands seismic data in the Southern United States, and Hydrokinetic Surveys of Canada Inc., a company based in Western Canada which provides shallow marine airgun and survey services.

This news release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Venture's SEC filings under "Risk Factors" and elsewhere. Actual results could differ from those anticipated due to a number of factors including the capital intensive nature of the Company's business, its need for additional funds for operations and debt service requirements, seasonal fluctuations in operating results, dependence upon principal customers, activity in the oil and gas industry, risks associated with international operations and regulatory, competitive and contractual risks.

FOR FURTHER INFORMATION CONTACT:    Mr. Brian Kozun, President & CEO
                                    Mr. Greg Wiebe, Chief Financial Officer
                                    Venture Seismic Ltd.
                                    (403) 777-9070